Press Release #201405	FOR IMMEDIATE RELEASE	January 31, 2014

Enertopia Closes First Tranche Of Financing

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has closed the first tranche of $429,200 for its Private Placement announced on January 10, 2014. Enertopia will be issuing 4,292,000 common shares at $0.10 and 2,140,000 whole warrants that expire on January 31, 2016 with an exercise price of $0.15. The Company may accelerate the expiry date of the warrants if the stock price trades above CAD$0.30 cents for 20 consecutive days after the 4 months and one day hold period has elapsed. The final tranche is expected to close on or before February 21, 2014.

In addition, 350,000 stock options have recently been exercised for net proceeds to the Company of CAD$40,500 (US$37,500).

Enertopia continues to receive very strong interest to its leadership in the medical marihuana business. The Company has been receiving interest from other MMJ producers in Canada, which as a result has led it to conduct and complete due diligence at two additional potential production locations to date. These producers are regulated under the existing Medical Marihuana Access Program (MMAP) and are looking for financial and industry expertise that Enertopia can offer.

It remains part of Enertopia’s business plan to strategically acquire sufficient MMJ producers and locations to be a leader within the industry in Canada. Enteropia continues to be very dedicated in trying to increase shareholder value and expects to have an update shortly regarding the Health Canada inspection at its joint venture existing production facility. As per the terms of the Joint Venture Agreement, On January 31, the Company has made its $75,000 dollar payment to its joint venture partner.

A cash finders fee for $29,616 and 296,160 full broker warrants that expire on January 31, 2016 with an exercise price of $0.15 was paid to Canaccord Genuity, Leede Financial and Wolverton Securities.

Any issued shares will be subject to a hold period in Canada of four months and one day, or for any resale into the USA under Rule 144, six months and one day. Proceeds of the Private Placement will be used for general working capital and for corporate opportunities. The Private Placement will be subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Dale Paruk, President, Coal Harbor Communications Ltd. at 1.604.662.4505

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects, Oil & Gas Projects, Medical Marihuana Projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company will be successful in completing any anticipated financing and or its joint Venture partners will receive their Health Canada license under the new regulations.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release